Exhibit 5.1

June 2, 2017

Savara Inc.

900 Capital of Texas Highway

Las Cimas IV, Suite 150

Austin, Texas 78746

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Savara Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-202960) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated August 19, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 1, 2017 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Act. The Prospectus Supplement relates to the offering by the Company of up to 9,684,210 shares of the Company’s Common Stock (the “Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 1,263,157 Shares. The offering and sale of the Shares are being made pursuant to the Underwriting Agreement between the Company and Jefferies LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”), dated as of June 2, 2017.

We have examined copies of the Underwriting Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation